BY FACSIMILE AND MAIL
June 7, 1993



Arthur C. Powell
General Partner
VM Associates L. P.
5141 North 40th Street
Suite 200
Phoenix, AZ  85018

Re:  Vista Montana Apartments

Dear Art:

Based on our discussions, the attached summarizes the modifications to the Vista Montana first mortgage loan and Subordinated Promissory Note that Krupp Insured Plus-II Limited Partnership ("KIP") is willing to accept. All other terms and conditions of the loan documents will remain in full force and effect.

If the terms of this workout agreement are acceptable to you, please acknowledge by signing below, initialing the attachement and returning one copy of this letter and attachment to us. This proposal is subject to any approvals required by HUD or GMAC. In the event the parties cannot in good faith agree on appropriate documentation of the workout agreement, this agreement shall become null and void. All legal costs associated with documentation of the agreement and loan modification shall be paid by the Borrower. This proposal shall expire on Tuesday, June 8, 1993.

Sincerely,

Krupp Insured Plus-II                      Accepted:
  Limited Partnership                      VM Associates
                                           Limited Partnership




Joanne Leary                               Arthur C. Powell
Vice President                             General Partner



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